EXHIBIT 99.1

Patriot National Bancorp Announces a Third Quarter Pre Tax Income Increase of 135% Over Third Quarter of 2014

STAMFORD, Conn., Oct. 27, 2015 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot" or the "Company") (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the "Bank"), today announced financial results for its third quarter ended September 30, 2015.

Patriot reported net income for the third quarter of 2015 of $633,000, or $0.16 per diluted share, compared to $17.3 million, or $4.45 per diluted share, a year ago and compared to $689,000, or $0.18 per diluted share, last quarter. In the third quarter of 2014, the Company reversed the valuation allowance on its deferred tax assets and recognized a $16.8 million benefit to tax expense. Pretax income in the third quarter of 2015 was $1,053,000 compared with $449,000 for the same quarter of last year, a 135% improvement. Compared to last quarter net income decreased by $56,000, or 8%.

Kenneth T. Neilson, President and CEO commented that "this quarter's results include an investment of more than $250,000 to define and establish a new market position for Patriot and the Bank's strategic approach to providing value to our customers, communities, and the marketplace through redefining the Bank's mission and vision and overall brand identity including a name change to Patriot Bank."

Michael Carrazza, Chairman, stated that "Patriot Bank's new identity comes at a time when the Bank has achieved sustained profitability and earnings growth resulting from a sharp focus on our business model."

Net interest income increased by $1,158,000, or 27%, compared to the third quarter of last year and was flat compared to the second quarter of this year. The growth in net interest income this quarter over the prior year is primarily the result of a $70.2 million increase in average loans outstanding coupled with an increase of 28 basis points in average loan yields. A reduction of 12 basis points in the average rate paid on interest bearing deposits for the comparative quarters was also favorable to interest expense.  Patriot's net interest margin for the third quarter of 2015 was 3.72% compared to 3.37% in the third quarter of 2014 and 3.73% last quarter.

No provision for loan losses was made in the third quarter as nonperforming assets declined by 26%, ending the period at only 0.06% of total assets. The lack of provision recorded during the nine months ended September 30, 2015 was primarily due to the continued improvement in credit conditions and an improvement in the impact of the qualitative factors used in the calculation of the allowance for loan losses. Patriot had net recoveries of $32,000 in the third quarter of 2015.

Non-interest income decreased by $225,000 from the third quarter of 2014 and by $89,000 from the second quarter of this year. The decrease from the comparable period last year is primarily the result of no Bank Owned Life Insurance ("BOLI") income due to the fourth quarter 2014 disposal of the BOLI investment and to lower overdraft fees. The decrease from the second quarter of this year is primarily the result of a decline in loan origination fees.

Non-interest expense in the third quarter of 2015 increased by $329,000, or 7%, compared to the third quarter of 2014 with 76% of that increase being in advertising and promotional expenses as Patriot changed its name and the strategic approach to the way it provides value to its customers, community, and the marketplace. Third quarter 2015 non-interest expense also includes a $117,000 non-cash, non-recurring charge associated with the abandonment of leasehold improvements in conjunction with the purchase of a branch building during the quarter. Compared to last quarter non-interest expense decreased by $6,000, or less than one percent.

For the nine months ended September 30, 2015, Patriot reported net income of $1.6 million ($0.42 basic and $0.41 diluted income per share) compared to net income of $18.1 million ($4.70 basic and $4.66 diluted income per share) for the nine months ended September 30, 2014. As mentioned, in 2014 the reversal of the valuation allowance on our deferred tax asset contributed a $16.8 million credit to income tax expense. On a pretax basis Patriot earned $2,684,000 in the current year-to-date period, a 108% improvement over the same period last year.

At September 30, 2015 total assets were $641 million compared to $629 million at June 30, 2015 and $624 million at September 30, 2014. Net loans totaled $491 million at September 30, 2015 compared to $489 million at June 30, 2015 and $459 million at September 30, 2014. Deposits were $446 million at September 30, 2015 compared to $457 million at June 30, 2015 and $421 million at September 30, 2014. Patriot's total cost of deposits was 0.44% for the quarter as compared to 0.45% in the prior quarter and 0.55% in the quarter ended September 30, 2014.

Asset quality has continued to improve. Nonperforming loans totaled $383,000 at September 30, 2015 and Patriot has had no Other Real Estate Owned ("OREO") recorded on its books for five consecutive quarters. At September 30, 2015 Patriot's Allowance for Loan Losses provided better than thirteen times coverage of nonperforming loans and the Company has experienced four consecutive quarters of net recoveries.

At September 30, 2015 shareholders' equity was $60.9 million compared to $60.1 million at June 30, 2015 and $60.7 million a year ago. The Company's tangible book value per share was $15.37 at September 30, 2015 compared to $15.19 at June 30, 2015 and $15.50 at September 30, 2014. Patriot's leverage capital ratio was 9.47% as of September 30, 2015. Its Common Equity Tier I Capital ratio was 9.93%.  The Tier I Risk Based Capital ratio was 11.51% and the total Risk-based Capital Ratio was 12.54%. These regulatory capital ratios all exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended			Nine Months Ended
Dollars in thousands, except per share data	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014

Interest and dividend income
Interest and fees on loans	$ 5,879	$ 5,924	$ 4,792	$ 17,349	$ 14,150
Interest on investment securities	115	118	130	350	398
Dividends on investment securities	85	60	39	202	122
Other interest income	30	18	16	76	42
Total interest and dividend income	6,109	6,120	4,977	17,977	14,712

Interest expense
Interest on deposits	498	513	579	1,540	1,823
Interest on Federal Home Loan Bank borrowings	90	85	41	246	107
Interest on subordinated debt	74	73	71	218	353
Interest on Other Borrowings	3	--	--	3	--
Total interest expense	665	671	691	2,007	2,283

Net interest income	5,444	5,449	4,286	15,970	12,429

Provision for loan losses	--	--	--	250	--

Net interest income after provision for loan losses	5,444	5,449	4,286	15,720	12,429

Non-interest income
Loan application, inspection and processing fees	16	105	44	171	210
Deposit fees and service charges	148	147	250	469	702
Earnings on cash surrender value of life insurance	--	--	116	--	353
Rental income	107	110	88	305	267
Other income	91	89	89	262	271
Total non-interest income	362	451	587	1,207	1,803

Non-interest expense
Salaries and benefits	2,245	2,395	2,090	6,984	6,037
Occupancy and equipment expense	814	909	840	2,678	2,627
Data processing	298	255	312	803	841
Professional services and other outside services	322	391	422	1,282	1,350
Advertising and promotional expenses	329	137	61	516	185
Loan administration and processing expenses	8	7	29	37	65
Regulatory assessments	140	157	233	451	700
Insurance expense	79	83	88	243	263
Other real estate operations	--	--	--	--	12
Material and communications	95	106	97	282	274
Other operating expenses	423	319	252	967	585
Total non-interest expense	4,753	4,759	4,424	14,243	12,939

Income before income taxes	1,053	1,141	449	2,684	1,293

Provision for income taxes	420	452	(16,812)	1,073	(16,812)
Net income	$ 633	$ 689	$ 17,261	$ 1,611	$ 18,105

Basic income per share (1)	$ 0.16	$ 0.18	$ 4.48	$ 0.42	$ 4.70

Diluted income per share (1)	$ 0.16	$ 0.18	$ 4.45	$ 0.41	$ 4.66

(1) Income per share for 2014 has been restated for a 1-for-10 reverse stock split which took effect on March 4, 2015. The sum of Quarter-to-date EPS may not agree to Year-to-date EPS due to rounding.

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	Sept 30,2015	June 30, 2015	Sept 30, 2014

Assets
Cash and due from banks :
Noninterest bearing deposits and cash	$ 2,429	$ 2,892	$ 1,530
Interest bearing deposits	56,909	50,201	56,060
Total cash and cash equivalents	59,338	53,093	57,590

Securities:
Securities-available for sale	30,719	31,640	34,571
Other investments	4,450	4,450	4,450
FRB & FHLB stock	8,676	8,648	7,969
Total securities	43,845	44,738	46,990

Gross loans	496,314	493,913	463,806
Allowance for loan losses	(5,240)	(5,208)	(4,913)
Net loans	491,074	488,705	458,893

Accrued interest and dividends receivable	2,107	2,034	1,649
Premises and equipment, net	29,193	24,703	18,651
Cash surrender value of life insurance	--	--	22,378
Deferred tax asset, net	13,905	14,221	16,812
Other assets	1,263	1,407	1,292
Total Assets	$ 640,725	$ 628,901	$ 624,255

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 75,011	$ 79,774	$ 62,657
Interest bearing deposits	371,429	377,681	358,458
	446,440	457,455	421,115

FHLB advances and repurchase agreements	120,000	100,000	132,000
Subordinated debt	8,248	8,248	8,248
Note Payable	1,985	--	--
Accrued expenses and other liabilities	3,156	3,121	2,191
Total Liabilities	579,829	568,824	563,554

Common stock	396	396	392
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	106,091	105,979	105,683
Accumulated deficit	(45,364)	(45,997)	(44,579)
Accumulated other comprehensive loss	(67)	(141)	(635)
Total Shareholders' Equity	60,896	60,077	60,701

Total Liabilities and Shareholders' Equity	$ 640,725	$ 628,901	$ 624,255

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	Sept 30, 2015	June 30, 2015	Sept 30, 2014
Asset Quality:
Nonaccrual loans	$ 383	$ 515	$ 7,895
Other real estate owned	--	--	--
Total nonperforming assets	$ 383	$ 515	$ 7,895

Nonaccrual loans / loans	0.08%	0.10%	1.70%
Nonperforming assets / assets	0.06%	0.08%	1.26%
Allowance for loan losses	$ 5,240	$ 5,208	$ 4,913
Allowance for loan losses / loans	1.06%	1.05%	1.06%
Allowance / nonaccrual loans	1368.15%	1011.26%	62.23%
Gross loan charge-offs for the quarter	$ 11	$ --	$ 326
Gross loan (recoveries) for the quarter	(43)	(15)	(25)
Net loan charge-offs/(recoveries) for the quarter	$ (32)	$ (15)	$ 301

Capital Data:
Book value per share (1)	$ 15.37	$ 15.19	$ 15.50
Tangible book value per share (2)	$ 15.37	$ 15.19	$ 15.50
Shares outstanding	3,962,170	3,953,949	3,916,063

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.
(1)(2) Per share data for 2014 has been restated for a 1-for-10 reverse stock split which took effect on March 4, 2015.
CONTACT: Patriot Bank, N.A.
         900 Bedford Street
         Stamford, CT  06901

         Kenneth T. Neilson
         President & CEO
         203-252-5962

         Christina L. Maier
         EVP & CFO
         203-252-5901